PRESS RELEASE

FOR IMMEDIATE RELEASE:	CONTACT:

CompX International Inc.	Janet G. Keckeisen
5430 LBJ Freeway, Suite 1700	Investor Relations
Dallas, Texas 75240	Tel. 972-233-1700

COMPX REPORTS SECOND QUARTER 2020 RESULTS

DALLAS, TEXAS …August 4, 2020 … CompX International Inc. (NYSE American: CIX) announced today sales of $23.8 million for the second quarter of 2020 compared to $33.7 million in the same period of 2019.  Operating income was $2.4 million in the second quarter of 2020 compared to $5.6 million in the same period in 2019.  Net income for the second quarter of 2020 was $2.1 million, or $0.17 per diluted share, compared to $4.9 million, or $0.39 per diluted share, in the second quarter of 2019.
For the six months ended June 30, 2020, sales were $56.1 million compared to $64.9 million in the previous year.  Operating income was $7.4 million for the first six months of 2020 compared to $9.9 million for 2019.  Net income for the six months ended June 30, 2020 was $6.3 million or $0.51 per diluted share, compared to $8.9 million, or $0.71 per diluted share, in 2019.
The COVID-19 pandemic impacted our operations during the second quarter of 2020 due to government mandated closures and reduced demand for many of our products resulting from the rapid contraction of vast areas of the economy leading to a decrease in net sales and operating income in the second quarter and for the first six months of 2020 compared to the same periods in 2019 and could further impact our operations and the operations of our suppliers and customers for the foreseeable future. The extent of the COVID-19 impact on our future operations will depend on the time period and degree to which the COVID-19 pandemic persists in the economy thereby reducing customer demand for certain of our products, including the timing and extent to which our customers’ operations continue to be impacted, our customers’ perception as to when consumer demand for their products will return to pre-pandemic levels and on any future disruptions in our operations or our suppliers’ operations, all of which are difficult to predict.
CompX is a leading manufacturer of security products and recreational marine components.  It operates from three locations in the U.S. and employs approximately 525 people.

Forward-Looking Statements
The statements in this press release relating to matters that are not historical facts are forward-looking statements that represent management’s belief and assumptions based on currently available information.  Although CompX believes the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will be correct.  Such statements, by their nature, involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those predicted.  While it is not possible to identify all factors, CompX continues to face many risks and uncertainties.  The factors that could cause our actual future results to differ materially include, but are not limited to, the following:
•	Future demand for our products,
•
Changes in our raw material and other operating costs (such as zinc, brass, aluminum, steel and energy costs) and our ability to pass those costs on to our customers or offset them with reductions in other operating costs,

•	Price and product competition from low-cost manufacturing sources (such as China),
•	The impact of pricing and production decisions,
•	Customer and competitor strategies including substitute products,
•	Uncertainties associated with the development of new products and product features,
•	Future litigation,
•	Our ability to protect or defend our intellectual property rights,
•	Potential difficulties in integrating future acquisitions,
•	Decisions to sell operating assets other than in the ordinary course of business,
•	Environmental matters (such as those requiring emission and discharge standards for existing and new facilities),
•	The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters, including future tax reform,
•	The impact of current or future government regulations (including employee healthcare benefit related regulations),
•
General global economic and political conditions that disrupt or introduce instability into our supply chain, impact our customers’ level of demand or our customers’ perception regarding demand or impair our ability to operate our facilities (including changes in the level of gross domestic product in various regions of the world, natural disasters, terrorist acts, global conflicts and public health crises such as COVID-19),

•
Operating interruptions (including, but not limited to labor disputes, hazardous chemical leaks, natural disasters, fires, explosions, unscheduled or unplanned downtime, transportation interruptions, cyber-attacks and public health crises such as COVID-19); and

•	Possible disruption of our business or increases in the cost of doing business resulting from terrorist activities or global conflicts.

Should one or more of these risks materialize (or the consequences of such development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those currently forecasted or expected.  CompX disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

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COMPX INTERNATIONAL INC.
SUMMARY OF CONSOLIDATED OPERATIONS
(In millions, except per share amounts)
(unaudited)

	Three months ended		Six months ended
	June 30,		June 30,
	2019	2020	2019	2020

Net sales	$33.7	$23.8	$64.9	$56.1
Cost of goods sold	22.8	16.4	44.3	38.3
Gross profit	10.9	7.4	20.6	17.8
Selling, general and administrative expense	5.3	5.0	10.7	10.4
Operating income	5.6	2.4	9.9	7.4
Interest income	0.8	0.4	1.7	1.0
Income before taxes	6.4	2.8	11.6	8.4
Provision for income taxes	1.5	0.7	2.7	2.1
Net income	$4.9	$2.1	$8.9	$6.3

Basic and diluted net income
per common share	$0.39	$0.17	$0.71	$0.51

Weighted average diluted common
shares outstanding	12.4	12.4	12.4	12.4